UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EOG Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on April 14, 2022, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholders:

You have the right to vote your EOG shares on the proposals being presented at our 2022 annual meeting of stockholders, which will be held in a virtual-only format, via live webcast, on Wednesday, April 20, 2022 at 2:00 p.m., Central Time (the “Annual Meeting”).

Whether or not you plan to participate in the live webcast of the Annual Meeting, you are encouraged to vote and submit your proxy in advance of the Annual Meeting via the Internet at www.proxyvote.com, using the instructions on the notice you received or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

2021 Operational Achievements

As you finalize your voting decisions, please note our outstanding 2021 operational performance, which we discuss in detail on pages 17 and 18 of our 2022 proxy statement. In 2021, we delivered on our strategy to maximize long-term stockholder value with outstanding performance and significant free cash flow generation. The following are certain key highlights of our achievements in 2021:

•	Returned $2.7 billion in cash to our stockholders with our regular dividend and two special dividends.

•	Increased our regular dividend rate by 100% compared to the regular dividend rate at the end of 2020.

•	Delivered record financial performance with record quarterly earnings and free cash flow.

•

Continued our commitment to sustainability and long-term energy solutions with a reduction in our methane emissions percentage and improvement in our wellhead gas capture rate (in each case, based on preliminary estimates of 2021 metrics).

•	Recognized as a 2021 Top Workplace by the Houston Chronicle, the San Antonio Express-News and The Oklahoman.

Overall, our operational and financial results exceeded our 2021 objectives and we delivered total stockholder return of 89% for 2021.

Environmental, Social and Governance Matters

We have, over the last several years, engaged in, and continue to engage in, substantial and collaborative discussions and correspondence with our stockholders regarding a range of environmental, social and governance (“ESG”) matters. In addition, we have maintained a productive, ongoing dialogue with our stockholders regarding our public disclosures addressing a range of ESG topics. We intend to continue engaging in such discussions and correspondence with our stockholders and to periodically update and expand our related public disclosures.

As evidence of our continuing commitment, we published our 2020 Sustainability Report in October 2021. As discussed on page 14 of our 2022 proxy statement, new disclosures and subjects featured in our 2020 Sustainability Report include:

•	Net-zero ambition for Scope 1 and 2 greenhouse gas (“GHG”) emissions by 2040

•	Zero routine flaring by 2025

•	Establishment of our Sustainable Power Group

•	Establishment of a diversity and inclusion working group

•	Adoption of a Human Rights Policy

Emissions Ambition and Targets

As discussed on page 18 of our 2020 Sustainability Report, in 2020, we established two 2025 emissions targets for both GHG and methane in our U.S. operations. And last year, we endorsed the World Bank Zero Routine Flaring by 2030 initiative and set a goal to meet that target companywide by 2025. In addition, we set a goal to capture 99.8 percent of our wellhead gas for our U.S. operations in 2021, up from a strong 99.6 percent wellhead gas capture rate achieved in 2020.

Our near-term 2025 targets are:

•	Reduce our GHG intensity rate to 13.5 for our U.S. operations

•	Reduce our methane emissions percentage to 0.06 percent for our U.S. operations

•	Zero routine flaring

In addition to our near-term targets, we have announced our ambition to reach net zero Scope 1 and Scope 2 GHG emissions by 2040.

Workforce Diversity – EEO-1 Report

Our 2021 EEO-1 report (which will be filed this year) is available in the “Sustainability” section of our corporate website.

Director Diversity, Skills and Experience, and Tenure

Our director nominees bring a wealth of relevant experience and skills, as well as diverse viewpoints, to our Board of Directors. We encourage you to review the information regarding our director nominees set forth on pages 55-64 of our 2022 proxy statement, which includes:

•	discussion of the key skills and areas of experience that we believe are relevant to our business;

•	a matrix setting forth the number of our director nominees that possess each such skill and area of experience; and

•	metrics regarding the diversity and tenure of our director nominees.

The directors serving on our Board possess diverse professional experiences, skills and backgrounds. Our directors also have high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and of the oil and gas industry.

Our Board and its Nominating, Governance and Sustainability Committee also actively seek to create a pipeline of individuals qualified to become Board members, including candidates with diverse ethnic and racial backgrounds and gender diversity. The Nominating, Governance and Sustainability Committee utilizes various approaches for identifying director candidates, including recommendations from current and former EOG directors, EOG’s contacts in the business community and professional search firms. If we engage a search firm to assist in identifying candidates for the Board, our policy is to instruct the search firm to seek out and present qualified women and minority candidates for consideration.

We have advanced diversity on the Board in part through refreshment, including the appointment of three new directors in the past three years. The following metrics reflect the tenure and diversity of our Board:

Board Tenure	Director Diversity

Executive Compensation Program

Our executive compensation program is designed to align our executives’ long-term realizable pay with our long-term performance, with a significant weighting on long-term incentives that are tied to the stock price returns our stockholders experience. The graphics below demonstrate our belief that the compensation of our executive officers should be heavily influenced by our absolute stock price performance to further align the interests of our executive officers with those of our stockholders.

TOTAL TARGET COMPENSATION – CEO	TOTAL TARGET COMPENSATION – OTHER NAMED OFFICERS

Our executive compensation program continues to reflect an alignment with current governance trends, while maintaining a competitive compensation design to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

We encourage you to read the discussion of our executive compensation program set forth in the “Compensation Discussion and Analysis” section (beginning on page 17) of our 2022 proxy statement, including the best practice, stockholder-friendly elements of our compensation program described on page 20.

Engagement of Deloitte & Touche LLP

Deloitte & Touche LLP has served as our independent auditor continuously since 2002. In order to ensure the continuing independence of Deloitte, the Audit Committee periodically considers Deloitte’s qualifications, performance and independence and whether there should be a regular rotation of our independent external audit firm.

We believe the continued retention of Deloitte to serve as EOG’s independent auditor is in the best interests of EOG and our stockholders.

2022 Strategy, Capital Plan and Cash Flow Priorities

This year, as in 2021, we are continuing with our strategy to maximize long-term stockholder value through outstanding performance and significant free cash flow generation. Our disciplined capital plan for 2022, which reflects an oil market that is in position to rebalance during the year, is focused on investments in high-return “double premium” wells along with exploration and infrastructure projects to further improve our business.

Combined with our low-cost structure and an improved commodity price environment, EOG is positioned to once again generate significant free cash flow, and we remain firmly committed to our long-standing free cash flow and cash return priorities. Pursuant to this commitment, we paid a $1.00 per share special dividend last month – our third special dividend paid in the last 12 months. In addition, our Board has declared a regular dividend of $0.75 per share, payable April 29, 2022, to stockholders of record as of April 15, 2022.

In consideration of the above, we ask that you vote:

•	“FOR” the reelection of each of our 10 director nominees (Proposals 1.a – 1.j);

•

“FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered accounting firm, as our auditors for the year ending December 31, 2022 (Proposal 2); and

•	“FOR” the compensation of our named executive officers (the “say-on-pay” proposal) (Proposal 3).

Thank you for your investment in EOG and for your consideration in supporting EOG.

Sincerely,

Michael P. Donaldson

Executive Vice President, General Counsel and Corporate Secretary

April 14, 2022

Note: This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding EOG’s targets, goals and ambitions with respect to certain emissions-related and other environmental matters. Please see the section entitled “Information Regarding Forward-Looking Statements” on pages 53 and 54 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the United States Securities and Exchange Commission for related discussion, including important factors that could cause EOG’s actual results to differ materially from the expectations reflected in EOG’s forward-looking statements. Also, see “Risk Factors” on pages 14 through 27 of such filing for a discussion of certain risks that may impact EOG’s business, operations and performance.